CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Nos. 33-35191, 33-47830, 33-87792, 33-11853, 33-11849, 333-34003, 333-79167, 333-34634, and 333-60046 of Hologic, Inc. of our report dated November 7, 2003, with respect to the consolidated financial statements of Hologic, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended September 27, 2003.

/s/    Ernst & Young LLP

Boston, Massachusetts

December 19, 2003